Exhibit 99.1

DeVry University Receives Reaffirmation of Accreditation

The Higher Learning Commission of the North Central Association of Colleges and Schools Validates University’s Educational Programs and Integrity of Operations

DOWNERS GROVE, Ill.--(BUSINESS WIRE)--March 6, 2013--DeVry University announced today it has received Reaffirmation of Accreditation by the Institutional Actions Council (IAC) of The Higher Learning Commission (HLC) of the North Central Association of Colleges and Schools (NCA). The IAC action continues the accreditation of DeVry University, DeVry College of New York, and the university’s Keller Graduate School of Management. The next comprehensive evaluation is scheduled for 2019-20, without focused reports or additional evaluations required.

“Since its inception in 1931, DeVry University has maintained a strong commitment to delivering a quality education through continuous improvement,” said Richard L. Rodriguez, chairman, DeVry University Board of Trustees. “During a time when academic effectiveness is being challenged, DeVry University is proud to earn reaccreditation – not only as a validation of our mission, but also as a testament to our integrity as a university and commitment to our students. At DeVry University, we recognize accreditation is a continuing relationship between the organization and the Higher Learning Commission, and we are committed to the practice of continuous improvement on a daily basis.”

The HLC is an independent agency that accredits degree-granting post-secondary educational institutions in the North Central region. It is recognized by both the U.S. Department of Education and the Council for Higher Education Accreditation, and accredits approximately one-third of U.S. regionally accredited public and private institutions. It is one of two commission members of the NCA, representing one of six institutional accrediting regions in the United States. HLC is listed by the U.S. Department of Education as a recognized accrediting body and is one of the six regional agencies that accredit U.S. colleges and universities at the institutional level.

Re-accreditation comes on the heels of DeVry University’s recent issuance of its Academic Annual Report, which provides an overview of academic initiatives and progress for the 2011- 2012 academic year, as well as details on the university’s commitment to continuous improvement of academic quality. More information on the HLC, NCA and DeVry University’s Reaffirmation of Accreditation can be found at http://www.ncahlc.org.

About DeVry University

Founded in 1931, DeVry University is one of the largest, private sector universities in North America, with more than 70,000 students enrolled in the United States and Canada. The university’s mission is to foster student learning through high-quality, career-oriented education integrating technology, business, science and the arts. With more than 90 locations, DeVry University delivers practitioner-oriented undergraduate and graduate degree programs onsite and online that meet the needs of a diverse and geographically dispersed student population. Home to five colleges of study, including Business & Management, Engineering & Information Sciences, Health Sciences, Liberal Arts & Sciences, and Media Arts & Technology, DeVry University’s outstanding faculty members work in the fields that they teach, providing students with real-world experiences that prepare them for high-growth careers.

DeVry University is institutionally accredited by The Higher Learning Commission of the North Central Association of Colleges and Schools, www.ncahlc.org. DeVry University, a part of DeVry Inc. (NYSE: DV), is based in Downers Grove, Ill. For more information about DeVry University, find us on Twitter @DeVryUniv, Facebook /DEVRYUNIVERSITY or visit newsroom.devry.edu.

CONTACT:
DeVry University
Donna Shaults
dshaults@devry.edu
630.353.9013